Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Matt Royal 423-294-1037 mroyal@unum.com

Unum Group Reports Third Quarter 2022 Results

•Net income of $410.7 million ($2.04 per diluted common share) for the third quarter of 2022; after-tax adjusted operating income was $303.7 million ($1.51 per diluted common share).

•Results reflect continued strong operating performance, the shift towards endemic COVID impacts, and core business premium trends nearing our long-term growth expectations; core operations sales and premium growth on a constant currency basis of 14.1 percent and 3.9 percent, respectively.

•Strong balance sheet with holding company liquidity of $1.1 billion and weighted average risk-based capital ratio of approximately 415 percent, providing significant financial flexibility.

•Expanded hedging program to help mitigate interest rate risk in the long-term care block; notional amount entered into increased to $679.0 million through September 30, 2022.

•Completed our annual GAAP reserve adequacy study; sustained group long-term disability and group life wavier claim recovery trends drive GAAP reserve releases.

•Book value per common share of $43.49 declined 20.0 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (loss) (AOCI) grew 10.0 percent over the year-ago quarter to $59.23.

CHATTANOOGA, Tenn. (November 1, 2022) - Unum Group (NYSE: UNM) today reported net income of $410.7 million ($2.04 per diluted common share) for the third quarter of 2022, compared to net income of $328.6 million ($1.60 per diluted common share) for the third quarter of 2021.

Included in net income for the third quarter of 2022 are the after-tax reserve decreases related to reserve assumption updates of $122.5 million ($0.61 per diluted common share), the after-tax amortization of the cost of reinsurance of $12.1 million ($0.06 per diluted common share), and a net after-tax investment loss on the Company’s investment portfolio of $3.4 million ($0.02 per diluted common share). Included in net income for the third quarter of 2021 are a net after-tax reserve decrease related to reserve assumption updates of $143.3 million ($0.70 per diluted common share), an after-tax impairment loss on internal-use software of $9.6 million ($0.05 per diluted common share), the after-tax amortization of the cost of reinsurance of $15.5 million ($0.08 per diluted common share), as well as a net after-tax investment loss on the Company's investment portfolio of $0.1 million ($— per diluted common share). Excluding the items above, after-tax adjusted operating income was $303.7 million ($1.51 per diluted common share) in the third quarter of 2022, compared to $210.5 million ($1.03 per diluted common share) in the third quarter of 2021.

“Our business is performing well as we look toward the last quarter of the year. The current environment remains advantageous for us and is supported by strong capital and an engaged team who continues to deliver on our purpose,” said Richard P. McKenney, president and chief executive officer. “Our excellent third quarter results reflect the earnings power of our business lines and our continued favorable benefits experience, positioning us well for growth heading into next year.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, and certain other items. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with U.S. generally accepted accounting principles (GAAP) guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $275.0 million in the third quarter of 2022, an increase of 210.7 percent from $88.5 million in the third quarter of 2021, which exclude the reserve decreases related to reserve assumption updates during each period. Premium income increased 3.9 percent to $1,559.6 million in the third quarter of 2022, compared to $1,500.8 million in the third quarter of 2021. Net investment income decreased 3.2 percent to $170.6 million in the third quarter of 2022, compared to $176.2 million in the third quarter of 2021.

Within the Unum US operating segment, the group disability line of business reported a 228.6 percent increase in adjusted operating income to $129.8 million in the third quarter of 2022, compared to $39.5 million in the third quarter of 2021, which exclude the reserve decreases related to the reserve assumption updates of $121.0 million and $215.0 million during the third quarters of 2022 and 2021, respectively. Premium income for the group disability line of business increased 7.4 percent to $713.1 million in the third quarter of 2022, compared to $663.8 million in the third quarter of 2021 due primarily to in-force block growth and favorable persistency. Net investment income decreased 9.1 percent to $84.8 million in the third quarter of 2022, compared to $93.3 million in the third quarter of 2021, driven by lower miscellaneous investment income and a decrease in the yield on invested assets. Excluding the previously discussed reserve assumption updates, the benefit ratio for the third quarter of 2022 was 62.7 percent, compared to 78.9 percent in the third quarter of 2021, due primarily to lower claims incidence in both the group short-term and long-term disability product lines as well as favorable claim recoveries in the group long-term disability product line. Group long-term disability sales were $35.4 million in the third quarter of 2022, an increase of 35.1 percent from $26.2 million in the third quarter of 2021. Group short-term disability sales were $18.3 million in the third quarter of 2022, a decrease of 15.3 percent from $21.6 million in the third quarter of 2021. Persistency in the group long-term disability product line was 90.7 percent for the first nine months of 2022, compared to 89.8 percent for the first nine months of 2021. Persistency in the group short-term disability product line was 89.2 percent for the first nine months of 2022, compared to 87.1 percent for the first nine months of 2021.

The group life and accidental death and dismemberment line of business reported adjusted operating income of $30.9 million in the third quarter of 2022, which excludes the reserve decrease related to the reserve assumption update of $34.0 million, compared to an adjusted operating loss of $67.1 million in the third quarter of 2021. Premium income for this line of business increased 4.0 percent to $461.5 million in the third quarter of 2022, compared to $443.8 million in the third quarter of 2021 driven by in-force block growth, partially offset by lower persistency. Net investment income increased 4.1 percent to $25.3 million in the third quarter of 2022, compared to $24.3 million in the third quarter of 2021, due primarily to an increase in the yield on invested assets and an increase in the level of invested assets, partially offset by lower miscellaneous investment income. The benefit ratio in the third quarter of 2022 was 78.0 percent, which excludes the previously discussed reserve assumption update, compared to 100.6 percent in the third quarter of 2021, largely due to lower mortality in the group life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. Sales of group life and accidental death and dismemberment products increased 1.1 percent in the third quarter of 2022 to $26.9 million, compared to $26.6 million in the third quarter of 2021. Persistency in the group life product line was 89.2 percent for the first nine months of 2022, compared to 89.9 percent for the first nine months of 2021. Persistency in the accidental death and dismemberment product line was 88.1 percent for the first nine months of 2022, compared to 89.3 percent for the first nine months of 2021.

The supplemental and voluntary line of business reported a decrease of 1.6 percent in adjusted operating income to $114.3 million in the third quarter of 2022, compared to $116.1 million in the third quarter of 2021. Premium income for the supplemental and voluntary line of business decreased 2.1 percent to $385.0 million in the third quarter of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

2022, compared to $393.2 million in the third quarter of 2021, due primarily to lower persistency in both the voluntary benefits and dental and vision product lines, partially offset by higher sales in both the individual disability and voluntary benefits product lines. Net investment income increased 3.2 percent to $60.5 million in the third quarter of 2022, compared to $58.6 million in the third quarter of 2021, due to an increase in the yield on invested assets. The benefit ratio for the voluntary benefits product line was 42.6 percent in the third quarter of 2022, compared to 46.6 percent for the third quarter of 2021, due to favorable claims experience in all products. Favorability for our voluntary benefits life products is primarily due to lessening impacts of COVID-19 on our insured population. The benefit ratio for the individual disability product line was 40.0 percent for the third quarter of 2022, compared to 40.1 percent for the third quarter of 2021, due primarily to lower claims activity. The benefit ratio for the dental and vision product line was 74.5 percent for the third quarter of 2022, compared to 75.0 percent for the third quarter of 2021, due primarily to lower claims incidence. Relative to the third quarter of 2021, sales in the voluntary benefits product line increased 19.1 percent in the third quarter of 2022 to $40.5 million. Sales in the individual disability product line increased 23.9 percent in the third quarter of 2022 to $25.9 million. Sales in the dental and vision product line totaled $10.5 million for the third quarter of 2022, a decrease of 16.7 percent compared to the third quarter of 2021. Persistency in the voluntary benefits product line was 75.1 percent for the first nine months of 2022, compared to 75.4 percent for the first nine months of 2021. Persistency in the individual disability product line was 89.2 percent for the first nine months of 2022, compared to 88.4 percent for the first nine months of 2021. Persistency in the dental and vision product line was 81.4 percent for the first nine months of 2022, compared to 86.3 percent for the first nine months of 2021.

Unum International

The Unum International segment reported adjusted operating income of $29.9 million in the third quarter of 2022, an increase of 9.1 percent from $27.4 million in the third quarter of 2021. Premium income decreased 4.6 percent to $173.3 million in the third quarter of 2022, compared to $181.6 million in the third quarter of 2021. Net investment income increased 11.8 percent to $37.0 million in the third quarter of 2022, compared to $33.1 million in the third quarter of 2021. Sales increased 66.4 percent to $40.1 million in the third quarter of 2022, compared to $24.1 million in the third quarter of 2021. For the third quarter of 2022, Unum International results were unfavorably impacted by fluctuations in the British pound sterling to U.S. dollar exchange rate relative to the third quarter of 2021.

The Unum UK line of business reported adjusted operating income, in local currency, of £23.6 million in the third quarter of 2022, an increase of 28.3 percent from £18.4 million in the third quarter of 2021. Premium income was £129.4 million in the third quarter of 2022, an increase of 12.1 percent from £115.4 million in the third quarter of 2021, due to in-force block growth and sales in the group life product line. Net investment income was £29.9 million in the third quarter of 2022, an increase of 32.9 percent from £22.5 million in the third quarter of 2021, due primarily to higher investment income from inflation index-linked bonds. The benefit ratio in the third quarter of 2022 was 78.6 percent, compared to 79.2 percent in the third quarter of 2021, due primarily to inflation-linked experience for our group life and group long-term disability products, partially offset by higher claim incidence in our supplemental product line. Due to rising inflation, many of our claims reached the maximum annual inflation index-linked adjustment in the first half of 2022, resulting in a decrease in inflation-related benefit adjustments in the third quarter of 2022 compared to the same period of 2021. Sales increased 106.0 percent to £30.9 million in the third quarter of 2022, compared to £15.0 million in the third quarter of 2021. Persistency in the group long-term disability product line was 84.9 percent for the first nine months of 2022, compared to 88.9 percent for the first nine months of 2021. Persistency in the group life product line was 88.2 percent for the first nine months of 2022, compared to 86.0 percent for the first nine months of 2021. Persistency in the supplemental product line was 92.3 percent for the first nine months of 2022, compared to 89.9 percent for the first nine months of 2021.

Colonial Life Segment

Colonial Life reported a 12.9 percent increase in adjusted operating income to $90.4 million in the third quarter of 2022, compared to $80.1 million in the third quarter of 2021. Premium income increased 0.6 percent to $423.3 million in the third quarter of 2022, compared to $420.8 million in the third quarter of 2021, due to higher sales in prior periods, partially offset by lower overall persistency. Net investment income decreased 25.5 percent to $38.6 million in the third quarter of 2022, compared to the $51.8 million in the third quarter of 2021, due to lower miscellaneous

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

investment income and a decline in the yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio was 46.8 percent in the third quarter of 2022, compared to 55.9 percent in the third quarter of 2021 driven by favorable experience across all products lines.

Sales increased 3.2 percent to $115.9 million in the third quarter of 2022, compared to $112.3 million in the third quarter of 2021. Persistency in Colonial Life was 78.3 percent for the first nine months of 2022, compared to 78.9 percent for the first nine months of 2021.

Closed Block Segment

The Closed Block segment reported adjusted operating income of $34.1 million in the third quarter of 2022, compared to $109.8 million in the third quarter of 2021. Excluded from adjusted operating income for the third quarter of 2022 and 2021 is the amortization of the cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $15.2 million and $19.7 million, respectively. Also excluded from adjusted operating income for the third quarter of 2021 are the reserve increases related to reserve assumption updates of $33.6 million, primarily related to the closed group pension block. Premium income for this segment decreased 6.0 percent to $235.5 million in the third quarter of 2022, compared to $250.5 million in the third quarter of 2021, due to policy terminations and maturities, partially offset by rate increases. Net investment income decreased 11.7 percent to $251.4 million in the third quarter of 2022, compared to $284.6 million in the third quarter of 2021, due to lower miscellaneous investment income, partially related to smaller increases in net asset values on our private equity partnerships, and a decline in the yield on invested assets, partially offset by an increase in the level of invested assets.

The interest adjusted loss ratio for the long-term care line of business was 85.7 percent in the third quarter of 2022, compared to an interest adjusted loss ratio of 74.8 percent in the third quarter of 2021, excluding the reserve increase related to the assumption update in the third quarter of 2021, driven by higher submitted claims. The interest adjusted loss ratio for long-term care for the rolling twelve months ended September 30, 2022 was 81.0 percent which is below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business was 77.5 percent in the third quarter of 2022, compared to 58.2 percent in the third quarter of 2021, excluding the reserve increase related to the assumption update in third quarter of 2021, due primarily to volatility as a result of the relatively small amount of business retained.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $49.5 million in the third quarter of 2022, compared to an adjusted operating loss of $45.4 million in the third quarter of 2021, which excludes the before-tax impairment loss on internal-use software of $12.1 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 201.7 million for the third quarter of 2022, compared to 205.1 million for the third quarter of 2021. Shares outstanding totaled 199.1 million at September 30, 2022.

During the third quarter of 2022, the Company repurchased approximately 1.2 million shares in open market transactions at a cost of approximately $42.6 million. For the first nine months of 2022, the Company has repurchased approximately 4.2 million shares at a cost of $137.5 million.

Capital Management

At September 30, 2022, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 415 percent, and the holding companies had available holding company liquidity of $1,079.0 million.

Book Value

Book value per common share as of September 30, 2022 was $43.49, compared to $54.39 at September 30, 2021. Book value per common share excluding AOCI as of September 30, 2022 was $59.23, compared to $53.84 at September 30, 2021.

Outlook

The Company expects positive operating trends in our core business during 2022, with solid premium growth and improving claim experience as impacts from COVID-19 lessen. The Company continues to anticipate an increase in after-tax adjusted operating income per share of 40 percent to 45 percent relative to full-year 2021.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses and the amortization of the cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses.  Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, November 2, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-833-927-1758 for callers in the U.S. (access code 420516). For callers in Canada the dial-in is 1-833-950-0062 (access code 420516). For all other callers, the dial-in number is 1-929-526-1599 (access code 420516). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the Investors section of the Company’s website and opt-in to the webcast approximately 10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website, and will be available through Wednesday, November 9 by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), 0204-525-0658 (U.K. local), or +44-204-525-0658 (All Other Locations) - access code 966452.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2022 is available on the Investors section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) an international provider of workplace benefits and services, has been helping workers and their families for more than 170 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2021, Unum reported revenues of $12.0 billion and paid $8.2 billion in benefits. The Fortune 250 company is one of the 2022 World's Most Ethical Companies, recognized by Ethisphere®.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of COVID-19 on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (15) ability to generate sufficient internal liquidity and/or obtain external financing; (16) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (17) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (18) effectiveness of our risk management program; (19) contingencies and the level and results of litigation; (20) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (21) fluctuation in foreign currency exchange rates; and (22) our ability to meet environment, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Revenue
Premium Income	$2,391.7	$2,353.7	$7,212.3	$7,106.4
Net Investment Income	511.6	550.2	1,597.8	1,662.4
Net Investment Gain (Loss)	(4.4)	(0.1)	(22.3)	85.4
Other Income	63.0	65.9	197.5	180.5
Total Revenue	2,961.9	2,969.7	8,985.3	9,034.7

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,579.3	1,753.9	5,181.3	5,659.2
Commissions	271.5	258.3	819.1	777.9
Interest and Debt Expense	47.0	44.7	141.3	134.4
Cost Related to Early Retirement of Debt	4.2	—	4.2	67.3
Deferral of Acquisition Costs	(139.4)	(128.6)	(419.1)	(388.9)
Amortization of Deferred Acquisition Costs	150.8	138.4	449.5	440.8
Other Expenses	533.2	493.1	1,538.5	1,472.7
Total Benefits and Expenses	2,446.6	2,559.8	7,714.8	8,163.4

Income Before Income Tax	515.3	409.9	1,270.5	871.3
Income Tax Expense	104.6	81.3	235.9	206.8

Net Income	$410.7	$328.6	$1,034.6	$664.5

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$2.05	$1.61	$5.14	$3.25
Assuming Dilution	$2.04	$1.60	$5.11	$3.24

Weighted Average Common Shares - Basic (000s)	200,035.3	204,645.8	201,262.3	204,429.6
Weighted Average Common Shares - Assuming Dilution (000s)	201,650.2	205,142.3	202,519.0	205,052.9
Outstanding Shares - (000s)			199,125.3	204,405.8

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2022		2021
	(in millions)	per share *	(in millions)	per share *
Net Income	$410.7	$2.04	$328.6	$1.60
Excluding:
Net Investment Loss (net of tax benefit of $1.0; $—)	(3.4)	(0.02)	(0.1)	—
Amortization of the Cost of Reinsurance (net of tax benefit of $3.1; $4.2)	(12.1)	(0.06)	(15.5)	(0.08)
Net Reserve Decrease Related to Reserve Assumption Updates (net of tax expense of $32.5; $38.1)	122.5	0.61	143.3	0.70
Impairment Loss on Internal-Use Software (net of tax benefit of $—; $2.5)	—	—	(9.6)	(0.05)
After-tax Adjusted Operating Income	$303.7	$1.51	$210.5	$1.03

* Assuming Dilution

	September 30
	2022		2021
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$8,659.5	$43.49	$11,118.2	$54.39
Excluding:
Net Unrealized Gain (Loss) on Securities	(2,329.3)	(11.70)	836.0	4.09
Net Gain on Hedges	13.5	0.07	69.5	0.34
Subtotal	10,975.3	55.12	10,212.7	49.96
Excluding:
Foreign Currency Translation Adjustment	(438.0)	(2.20)	(275.2)	(1.35)
Subtotal	11,413.3	57.32	10,487.9	51.31
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(380.9)	(1.91)	(516.4)	(2.53)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$11,794.2	$59.23	$11,004.3	$53.84

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9